Exhibit 35.3

SERVICER COMPLIANCE STATEMENT

Chase Bank USA, National Association

Chase Credit Card Master Trust

The undersigned, a duly authorized officer of Chase Bank USA, National Association (the “Bank”), as Servicer pursuant to the Fourth Amended and Restated Transfer and Servicing Agreement, dated as of March 14, 2006 (as amended and supplemented from time to time, the “Agreement”) between the Bank, as transferor and servicer (in such capacity, the “Servicer”) and The Bank of New York, as trustee (the “Trustee”), does hereby certify that:

1.	The Bank is, as of the date hereof, the Servicer under the Agreement.

2.	A review of the Servicer’s activities during the calendar year ended December 31, 2006 (the “Reporting Period”) and of its performance under the Agreement has been made under my supervision.

3.	To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate this 30th day of March, 2007.

CHASE BANK USA, NATIONAL ASSOCIATION, as Servicer

By:	/s/ Keith W. Schuck
Name: Keith W. Schuck Title: President